UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2009
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     When used in this Current Report on Form 8-K, the terms “we,” “us,” “our,” and “the Company” mean PAREXEL International Corporation.
     On November 5, 2009, we entered into a Change of Control/Severance Agreement with Ulf Schneider, Senior Vice President and Chief Administrative Officer. Under the terms of the agreement, if Dr. Schneider’s employment is terminated without “cause” (as defined in the agreement), he would be entitled to receive a lump sum cash payment equal to 12 months of his base salary plus the pro rata share of the bonus that would have been payable to him during the year in which termination occurs. If we terminate Dr. Schneider’s employment without cause during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or Dr. Schneider terminates his employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, Dr. Schneider would be entitled to receive:
•	a lump sum cash payment equal to 12 months of his monthly salary plus the target bonus that could have been payable to him during the year in which the termination occurs;

•	accelerated vesting of all stock options;

•	accelerated vesting of outstanding awards issued under any of the Company’s stock incentive plans; and

•	continued insurance benefit coverage substantially similar to the coverage he had been receiving prior to any such termination for a specified period of time.
     The agreement further provides that the benefits will be supplemented by an additional payment to “gross up” Dr. Schneider for any excise tax under the “golden parachute” tax provisions of the Internal Revenue Code of 1986, as amended.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Change of Control/Severance Agreement, dated as of November 5, 2009, by and between the Company and Ulf Schneider.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2009	PAREXEL International Corporation
	By:	/s/ Douglas A. Batt
Douglas A. Batt
Senior Vice President, General Counsel and Secretary